Exhibit 99.1

SharpLink Gaming Granted Extension by Nasdaq Hearings Panel to Regain Compliance with Continued Listing Requirements

MINNEAPOLIS – March 26, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), an online performance-based marketing company serving the U.S. sports betting and global iGaming industries, today announced that it received notice from the Nasdaq Listing Qualifications Panel (the “Hearings Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Hearings Panel has granted the Company additional time to achieve compliance with the minimum bid price requirement as set forth in Listing Rule 5550(a)(2) (the “Bid Price Rule”), which requires issuers to maintain a minimum bid price of $1.00 per share on the Nasdaq; and Listing Rule 5550(b)(1), which requires listed issuers to maintain minimum stockholders’ equity of $2.5 million (the “Equity Rule”). Specifically, the Hearings Panel has agreed to provide the Company until May 23, 2025 to regain compliance with both the Bid Price Rule and the Equity Rule.

“We are delighted that the Hearings Panel approved of our plan and granted us the time we require to regain compliance and return to good standing with Nasdaq. We are moving forward with executing several important related initiatives and intend to work relentlessly to ensure that each of our compliance goals are achieved,” stated Rob Phythian, Chairman and Chief Executive Officer of SharpLink.

As previously disclosed in the Company’s Annual Report on Form 10-K/A filed with the SEC on March 17, 2025, SharpLink requested and received a hearing with the Hearings Panel, which took place on February 25, 2025. Based on the information presented by SharpLink at the hearing, the Hearings Panel determined to grant the Company’s request for an exception to complete its compliance plan.

The Panel granted the Company’s request for continued listing on the Nasdaq, subject to the following:

1.	On or before May 23, 2025, the Company shall demonstrate compliance with Listing Rules 5550(a)(2), and 5550(b)(1);

2.	On or before May 23, 2025, the Company must file a public disclosure which describes any transactions undertaken by the Company to increase its equity and provides an indication of its equity following those transactions. The Company can do so by including in the public filing a balance sheet not older than 60 days with pro-forma adjustments for any significant transactions or events occurring on or before the report date. Alternatively, the Company can provide an affirmative statement in its public filing that, as of the date of the report, the Company believes it remains in compliance with the Equity Rule based upon the specific transactions or events described, after considering anticipated losses through that date. In this later case, the Company must also provide the Hearings Panel and Nasdaq Staff with a balance sheet not older than 60 days with pro-forma adjustments for all significant transactions or events occurring on or before the report date, including adjustments for anticipated losses, if any, incurred through the date of the balance sheet; and

3.	In addition, on or before May 23, 2025, the Company must provide the Hearings Panel with an update on its fundraising plans and updated income projections for the next 12 months, with all underlying assumptions clearly stated.

The Company’s Common Stock will remain listed and eligible for trading on Nasdaq during the period SharpLink works on demonstrating compliance with the Nasdaq listing rules.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink is a trusted marketing partner to leading sportsbooks and online casino gaming operators worldwide. Through its iGaming affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by both igamingbusiness.com and igamingaffiliate.com. SharpLink also owns and operates a portfolio of direct-to-player, state-specific, affiliate marketing websites designed to attract, acquire and drive local sports betting and online casino gaming traffic to its valued partners which are licensed to operate in each respective state. For more information, please visit www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business through strategic growth opportunities, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. The Company does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com

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